LBO Capital Corp				INVOICE
23399 Commerce Dr. Ste B-1
Farmington Hills, MI 48335
Phone: 248.994.0099 Fax: 248.489.9495			DATE:	February 23, 2008
			INVOICE #	217 Partial Release of PO*

BILL TO:		FOR: Coffee County, Georgia, USA Manufacturing Facility
GreenTech Manufacturing, LLC/Gulf Coast Arms, Guarantor
C/O Mr. James Salvagio
1995 N. Park Place, Ste 220
Atlanta, GA 30339
Fax: 936.856.2418

DESCRIPTION		AMOUNT	QUANTITY	TOTAL
Power Impression Molding
Fast Line		$ 2,000,000	3	$ 6,000,000.00
Wall Panel Mold & Tooling System		$ 1,000,000	1	$ 1,000,000.00
Roofing Mold & Tooling System		$ 1,000,000	1	$ 1,000,000.00
Siding mold & Tooling System		$ 1,000,000	1	$ 1,000,000.00

Other
Recycling Sterilization Equipment		$ 2,000,000	1	$ 2,000,000.00

TOTAL PO ISSUED 1/23/2009				$ 11,000,000.00

Partial release against Purchase Order				$ 700,000.00
(Covers Engineering & Materials for first "Fast Line" of 3)

			BALANCE TOTAL	$ 10,300,000.00

					Accepted by: ________________________________
DATE:	2/23/2009			James D. Salavagio
				On behalf of GreenTech Manufacturing (a wholly owned subsidiary of Gulf Coast Arms Non-Profit Trust)

		Please remit payment to :			Grosse Pointe Financial
					1263 Berkshire Rd
					Grosse Pointe, MI 48230

		* This Invoice covers a partial release of funds for Purchase Order issued on January 23, 2009, as attached
		Terms: 90 days from day of Invoice
		Includes: All aplicable sales tax, and turn-key installation at the facility